Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of March 9, 2015, by and between Timothy W. Boothe (the “Executive”) and Western Alliance Bank, an Arizona corporation (the “Bank”).

RECITALS

WHEREAS, the Bank is a member bank of the Federal Reserve Bank of San Francisco (“FRB”) chartered by the Arizona Department of Financial Institutions (“AZDFI”);

WHEREAS, the Bank is a wholly owned subsidiary of Western Alliance Bancorporation (“WAL”), a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended;

WHEREAS, WAL has entered into an Agreement and Plan of Merger with Bridge Capital Holdings (“BCH”) of even date herewith pursuant to which BCH will merge into WAL, with WAL as the survivor (the “Merger Agreement”);

WHEREAS, pursuant to and as contemplated by the Merger Agreement, the Bank intends to merge with Bridge Bank, National Association (“Bridge”), with the Bank as the survivor (the “Bank Merger”);

WHEREAS, Executive currently serves as the Executive Vice President, Chief Operating Officer of Bridge and BCH, pursuant to an Employment Agreement dated May 21, 2014 (the “Prior Agreement”);

WHEREAS, the Bank desires to employ the Executive on the terms and conditions set forth herein following completion of the transactions contemplated by the Merger Agreement and the Bank Merger;

WHEREAS, the Executive desires at such time to be employed by the Bank on such terms and conditions; and

WHEREAS, it is the intention of the parties to terminate the Prior Agreement and any other existing agreements relating to Executive’s employment with Bridge and BCH, and to enter into a new employment agreement for the purposes of assuring the continued services of the Executive to the Bank.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the date of the closing of the Bank Merger (the “Effective Date”). If the Merger Agreement terminates for any reason before the Bank Merger becomes effective, all the provisions of this

Agreement will terminate and there will be no liability of any kind under this Agreement. The term of Executive’s employment under this Agreement shall be a period of three years from the Effective Date, subject to early termination pursuant to Section 5, and unless earlier terminated, shall terminate on the third anniversary of the Effective Date. For purposes of this Agreement, “Termination Date” shall mean the date on which Executive’s employment under this Agreement is terminated.

Notwithstanding the foregoing, the Bank and Executive acknowledge and agree that the Executive’s employment is “at will” and nothing contained in this Agreement is intended by the parties or shall be interpreted to amend, modify or otherwise change the “at will” nature of the employment relationship between the Bank and the Executive including, but not limited to, the right of any party to terminate the employment relationship at any time during such three (3) year term of Executive’s employment under this Agreement, in accordance with and subject to the termination provisions of Section 5 of this Agreement.

In consideration of the Executive’s base salary and such other benefits provided pursuant to this Agreement, which the Executive and the Bank acknowledge and agree is adequate consideration for the termination of the Prior Agreement, the Bank and the Executive agree that the Prior Agreement is hereby terminated effective as of the Effective Date and that this Agreement is intended by the parties hereto to supersede in full and constitute a complete replacement for the Prior Agreement and any rights and benefits thereunder, but does not supersede or replace the rights and benefits under the Supplemental Executive Retirement Plan dated August 1, 2004 between Bridge and the Executive. It is further understood and agreed that any unvested stock option or other equity award agreement between BCH and the Executive pursuant to the BCH Amended and Restated 2001 Stock Option Plan and/or BCH 2006 Equity Incentive Plan shall be terminated on the Effective Date and will be replaced with comparable agreements with WAL providing the Executive with substantially the same benefits and rights, as contemplated and described in the Merger Agreement. In furtherance thereof and notwithstanding any other provision of this Agreement or the Prior Agreement to the contrary, the Executive, for himself, and his heirs, beneficiaries, executors, administrators, trustees, and any other legal or personal representatives, agents, successors or permitted assignees or transferees, further expressly agrees to and does hereby waive and relinquish any and all claims, rights and benefits under the Prior Agreement and specifically releases the Bank, and its directors, officers, employees, agents, affiliates and successors, from any obligations, duties and liabilities under the Prior Agreement including the waiver of any claims and matters covered or contemplated by California Civil Code Section 1542 which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

2. Position and Duties.

2.1 Position. The Executive shall serve as an Executive Vice President of the Bridge Bank division of the Bank, reporting to Daniel Myers, President & CEO of the Bridge Bank division. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by Mr. Myers and the Bank’s CEO, which duties, authority and responsibility are consistent with the Executive’s position. If requested, Executive shall also serve as an officer or director of any affiliate of the Bank for no additional compensation.

2.2 Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Bank’s Chief Administrative Officer in accordance with the Bank’s Conflict of Interest Policy, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Bank as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive’s employment shall be currently located in San Jose, California; provided that, the Executive may be required to travel on Bank business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Bank shall pay the Executive an annual rate of base salary of $275,000 in periodic installments in accordance with the Bank’s customary payroll practices, but no less frequently than monthly. On each of January 1, 2017 and January 1, 2018, the Executive’s annual base salary shall be increased by $10,000. Following the termination of this Agreement, the Executive’s base salary shall be reviewed at least annually by the Bank’s senior management and senior management may, but shall not be required to, increase the base salary. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus.

(a) If the Effective Date occurs in calendar year 2015, the Executive shall be eligible to receive an annual bonus in accordance with the terms and conditions established by Bridge for such calendar year (the “Bridge Bonus”). With respect to each calendar year after 2015, the Executive shall have the opportunity to earn an annual bonus pursuant to the WAL Annual Bonus Plan (the “Annual Bonus”) equal to 50% of Base Salary actually paid during such calendar year (the “Target Bonus”), based the Bank’s and WAL’s achievement of target performance goals established by the WAL Compensation Committee (the “Compensation Committee”).

(b) The Bridge Bonus and the Annual Bonus, if any, will be paid within two and a half (2 1⁄2) months after the end of the applicable calendar year.

(c) Except as otherwise provided in Section 5, (i) the Annual Bonus will be subject to the terms of the annual bonus plan under which it is granted, and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Bank on the last day of the applicable calendar year.

4.3 Equity Awards.

(a) In consideration of the Executive entering into this Agreement and as an inducement to join the Bank, on the Effective Date, the Bank will cause the following equity award to be granted to the Executive pursuant to the WAL 2005 Stock Incentive Plan (as amended): 7,500 shares of restricted stock, which shall vest on the fifth anniversary of the Effective Date (the “2015 Equity Award”). All other terms and conditions of such award shall be governed by the terms and conditions of the Western Alliance Bancorporation 2005 Stock Incentive Plan and the applicable award agreement; and

(b) In each calendar year after 2015 during the term of this Agreement, the Executive shall be eligible to receive annual long-term equity incentive awards as approved by the Compensation Committee, including: (i) a restricted stock award with a target value of 35% of Base Salary on the grant date; and (ii) a grant of performance-based stock units with a target value of 35% of Base Salary on the grant date. Each such award shall vest over no more than three years, contingent upon the achievement of certain performance criteria established by the Compensation Committee. All terms and conditions applicable to each such award shall be determined by the Compensation Committee and shall be no less favorable than those that apply to similarly situated executive officers of the Bank.

4.4 Fringe Benefits and Perquisites. The Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Bank, and to the extent the Bank provides similar benefits or perquisites (or both) to similarly situated executives of the Bank.

4.5 Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to other similarly situated executives of the Bank, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans, and shall receive credit for his term of employment with Bridge in calculating his eligibility and benefits under the Employee Benefit Plans. The Bank reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time-off. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Bank, and shall receive credit for his term of employment with Bridge in calculating eligibility and benefits. The Executive shall receive other paid time-off in accordance with the Bank’s policies for similarly situated executive officers as such policies may exist from time to time.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures.

4.8 Indemnification. This Section 4.8 replaces and supersedes the indemnification agreement the Executive entered into with Bridge dated November 18, 2004, as of the Effective Date. As of the Effective Date, the Bank shall indemnify the Executive in accordance with its bylaws and in the same manner as it would indemnify any similarly situated executive of the Bank for any action brought by a third party against the Executive (whether or not the Bank is joined as a party defendant) and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Bank (and with respect to a criminal proceeding if the Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of the Executive arose out of and was within the course and scope of his employment as an officer or Executive of the Bank. To the extent permitted by the Bank’s Bylaws, Bank agrees to advance all costs, including attorneys’ fees incurred by Executive; provided that Executive agrees to reimburse such amount if he is ultimately found by order of a court of competent jurisdiction, subject to no further appeal, to not be entitled to indemnification hereunder.

5. Termination of Agreement.

5.1 Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party’s right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of the Bank to pay the amounts which would otherwise be payable to the Executive under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs (a), (d) or (k), to the extent caused by the Bank’s breach, below shall the Executive be entitled to receive severance benefits based upon automatic termination pursuant to Section 5.4 of this Agreement:

(a) The occurrence of circumstances that make it impossible or impractical for the Bank to conduct or continue its business.

(b) The death of the Executive.

(c) The loss by the Executive of legal capacity.

(d) The loss by the Bank of legal capacity to contract.

(e) The willful, intentional and material breach or the habitual and continued neglect by the Executive of his employment responsibilities and duties.

(f) The continuous mental or physical incapacity of the Executive, subject to disability rights under this Agreement.

(g) The Executive’s willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of the Bank, or the rules or regulations of the FRB, AZDFI, or other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse effect upon the Bank.

(h) The written determination by a state or federal regulatory agency or governmental authority having jurisdiction over the Bank that the Executive is not suitable to act in the capacity for which he is employed by the Bank.

(i) The Executive’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Executive’s willful and intentional commission of a fraudulent or dishonest act.

(j) The Executive’s non-insurability for surety bond coverage as determined in the sole discretion of the Bank’s insurer at any time during the term of Executive’s employment under this Agreement.

(k) A material breach of the terms or provisions of this Agreement, which breach remains uncured after thirty (30) days from the date written notice of breach including the basis for the good faith determination of breach is given by the non-breaching party to another party.

5.2 Termination by Bank. The Bank may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon fifteen (15) days prior written notice to the Executive, without prejudice to any other remedy to which the Bank may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive and the Bank, at the time such notice is given, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s premises and the Executive agrees to concurrently resign any directorship with the Bank and its affiliates. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 5.4 below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

5.3 Termination by Executive. This Agreement and Executive’s employment may be terminated by the Executive as follows:

(a) the Executive may terminate his employment and this Agreement at any time and for any reason or no reason, upon fifteen (15) days prior written notice to the Bank. Unless otherwise agreed in writing between the Executive and the Bank, at the time such notice is given, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s premises and the Executive agrees to concurrently resign any directorship of the Bank and its affiliates. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination; or

(b) the Executive may terminate his employment and this Agreement at any time upon thirty (30) days prior written notice to the Bank, based on the Executive’s good faith determination of the existence of “good reason” therefore, subject to the right of the Bank to cure the matter alleged as the basis for the Executive’s determination that “good reason” exists as described herein. In order to be considered a “good reason,” such notice must be given to the Bank within thirty (30) days of the occurrence of the event causing the “good reason” to exist. For purposes of this Agreement, “good reason” shall mean that, without the Executive’s written consent, there occurs (i) any material adverse change in the nature and scope of the Executive’s position, authorities, responsibilities, duties, or a change of thirty (30) miles or more in the Executive’s location of employment, or any material reduction in the Executive’s base salary, bonus or other benefits under this Agreement, or (ii) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive’s employment. The Executive shall specify in any such notice to the Bank the specific basis for his good faith determination that “good reason” exists and the Bank shall have thirty (30) days within which to cure any matter alleged by the Executive as the basis for such “good reason” determination by the Executive. If, in the reasonable good faith determination of the Executive, the matters alleged by the Executive as “good reason” are cured within such thirty (30) day period, then the Executive shall not be entitled to terminate his employment and this Agreement based thereon. Unless otherwise agreed in writing between the Executive and the Bank, upon termination, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s premises and the Executive agrees to concurrently any directorship of the Bank and its affiliates.

5.4 Severance Benefits. Subject to Sections 5.5 and Section 18 of this Agreement, in the event of automatic termination based upon Section 5.1 (a),(d) or (k), to the extent caused by the Bank’s breach, or termination by the Bank pursuant to Section 5.2, or termination at the election of the Executive for “good reason” pursuant to Section 5.3(b), then in each such case, the Executive shall receive severance benefits consisting of:

(a) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs, which shall be paid within 60 days following the Termination Date; provided that, if the Release Execution Period (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b) acceleration of vesting of the 2015 Equity Award; and

(c) the Bank shall reimburse the Executive for the difference between the monthly COBRA or Cal-COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. The Executive agrees to notify the Bank as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverages with another employer and to repay to the Bank any amounts paid by the Bank to or for the benefit of the Executive that overlap the coverages provided by the other employer. Notwithstanding the foregoing, if the making of payments by the Bank under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section in a manner as is necessary to comply with the PPACA.

5.5 The Executive acknowledges and agrees that severance benefits pursuant to Section 5.4 are in lieu of all damages, payments and liabilities on account of the early termination of Executive’s employment under this Agreement and the sole and exclusive remedy for the Executive for a termination specified in Section 5.4. Severance benefits pursuant to Section 5.4 are subject to the Executive’s compliance with Section 7, Section 8 and Section 9 of this Agreement and his execution of a release of claims in favor of the Bank, its affiliates and their respective officers and directors in a form acceptable to the Bank, in substantially the form set forth at Exhibit A to this Agreement (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”).

5.6 Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Bank after consulting with Executive (by the minimum possible amounts) that is consistent with the requirements of Section 409A (as defined below) until no amount payable to the Executive will be subject to the Excise Tax. The determination of the amount of any such taxes, assessments or penalties shall be made by the independent accounting firm employed by the Bank or such other independent accounting firm or advisor as may be mutually agreeable to the Bank (and their respective successor in interest), and the Executive in the exercise of their respective reasonable good faith judgment.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during his employment may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Bank in connection with matters arising out of the Executive’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Bank shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7. Disclosure of Information. The Executive shall not, either before or after termination of Executive’s employment under this Agreement, without the prior written consent of the Board of Directors of Bank or except as required by law to comply with legal process including, without limitation, by oral or written testimony, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Bank or Western Alliance Bancorporation and their respective affiliates and subsidiaries; provided, that such information shall not include information (i) in or which enters the public domain (other than by breach of the Executive’s obligations hereunder); (ii) acquired by the Executive other than in connection with his employment; or (iii) that is disclosed to the Executive by a third party who is not known to the Executive to be under an obligation to keep such information confidential. The Executive further recognizes and acknowledges that any financial information concerning any customers of the Bank or its affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Bank’s business. The Executive shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone other than such customer at such customer’s request said financial information or any part thereof, for any reason or purpose whatsoever. In the event the Executive is required by law to disclose such information described in this Section 7, the Executive will provide the Bank and its counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party, then the Executive may disclose (on an “as needed” basis only as determined by Executive’s counsel) such information to such tribunal or other party without liability hereunder. If Executive determines that he should retain counsel to advise him on the applicability of this Section, the Bank agrees to pay reasonable fees of such counsel for that limited purpose. Notwithstanding the foregoing, the Executive may disclose such information concerning the business or operations of the Bank and their respective affiliates and subsidiaries as may be required by any regulatory agency having jurisdiction over the operations of the Bank or its affiliates in connection with an examination of the Bank or its affiliates or other proceeding conducted by such regulatory agency. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Bank) and shall continue during and after his employment by the Bank until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Noncompetition, Nonsolicitation and Nondisclosure by the Executive.

8.1 The Executive shall not, during the term of Executive’s employment under this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 2.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Bank’s CEO.

8.2 Following termination of this Agreement and the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive shall not: (i) solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any employees of the Bank or its affiliates and subsidiaries (including any former employees who voluntarily terminated such employment within a twelve (12) month period prior to the Executive’s termination of employment with the Bank) to resign or to apply for or accept employment with any business or holding company thereof that provides asset-based lending services or financing service to the technology or energy industries in the United States or any other competitive banking or financial services business within the counties in Arizona, California and Nevada in which the Bank operated branch offices as of the Termination Date; or (ii) use any confidential, trade secret, or proprietary information of the Bank or its affiliates and subsidiaries, including information described in Section 7, to solicit any customer, person or entity that has a business relationship with the Bank or, during the twelve (12) month period prior to the Termination Date, was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in Arizona, California and Nevada in which the Bank operated branch offices as of the Termination Date.

8.3 Following termination of this Agreement and the Executive’s employment hereunder, the Executive will not (a) disclose or use in any manner whatsoever, confidential, trade secret and proprietary information of the Bank or its affiliates and subsidiaries, including information described in Section 7 except as expressly permitted thereunder; and/or (b) assist (by disclosing information described in Section 7 except as expressly permitted thereunder) any person or entity, directly, indirectly or in any manner whatsoever, that engages in or seeks to engage in any competitive banking or financial services business.

9. Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its affiliates, divisions, employees, or officers. The Bank agrees that the members of its Executive Management Committee and Board of Directors will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Executive.

This Section 9 does not, in any way, restrict or impede the Executive, the Bank’s Executive Management Committee members or Directors from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Bank’s CEO.

10. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Bank are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Bank’s rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Bank’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Arizona, County of Maricopa. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO of the Bank. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Section 409A Limitation.

18.1 General. It is the intention of the Bank and the Executive that this Agreement shall be interpreted and administered consistent with Section 409A of the Internal

Revenue Code of 1986, as amended (“Section 409A”) and that the severance benefits payable to the Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A. Notwithstanding any other term, provision, or other matter set forth elsewhere in this Agreement, to the extent that any provision of this Agreement may be determined by the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, such provisions shall be interpreted in the manner required to comply with Section 409A.

The Bank and the Executive further acknowledge and agree that if, in the judgment of the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to clarify any of the terms of this Agreement, or to comply with Section 409A, the Bank and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on the Bank and the Executive) with Section 409A.

18.2 Payments to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” (as defined below), any distributions hereunder which would otherwise be made to the Executive pursuant to the terms of this Agreement shall not be made during the first six (6) months following termination of employment that constitutes a separation from service pursuant to Section 409A unless the Executive dies prior to the end of such six (6) month period. Any distribution which would otherwise be paid to the Executive during such six (6) month period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following such a separation from service. All subsequent distributions shall be paid in the manner otherwise specified in this Agreement.

The term “Specified Employee” shall mean an employee who at the time of separation from service is a “Key Employee” of WAL or the Bank or a successor entity of either, if any stock of WAL, the Bank or a successor entity of either is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a Key Employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) of the Internal Revenue Code of 1986, as amended (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) thereof) at any time during the twelve (12) month period ending on December 31 (the “Identification Period”). If the employee is a Key Employee during an Identification Period, the employee is treated as a Key Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the Identification Period.

19. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Bank may assign this

Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and permitted successors and assigns.

20. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Western Alliance Bank

One E. Washington St, Suite 1400

Phoenix, AZ 85004

Attn: Robert Sarver, CEO

If to the Executive:

Timothy Boothe

6711 Landerwood Lane

San Jose, CA 95120

21. Withholding. The Bank shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23. Acknowledgment of Full Understanding. The Executive acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, he has had the advice of counsel and/or such other advisors as he deemed appropriate in connection with his review and analysis of such terms and provisions of this Agreement.

24. Attorneys’ Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE		WESTERN ALLIANCE BANK

By	/s/ Timothy W. Boothe	By	/s/ Robert Sarver
Printed Name:	Timothy W. Boothe	Name:	Robert Sarver
		Title:	Chief Executive Officer

Acknowledged by Western Alliance Bancorporation

Signature:	/s/ Robert Sarver
Name:	Robert Sarver
Title:	Chief Executive Officer

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